Exhibit 99.1
Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SULPHCO EXECUTES TECHNOLOGY TRANSFER AGREEMENT WITH INDUSTRIAL SONOMECHANICS

COMPANY ANNOUNCES STARTUP OF SOUTH KOREAN UNIT AND INVESTOR CONFERENCE CALL

Houston, TX, November 15, 2007 - SulphCo®, Inc. (AMEX: SUF) (the “Company”) announced today that it has entered into an agreement with Industrial Sonomechanics, LLC ("ISM"), under which ISM has granted exclusive worldwide rights to the Company to use its patented ultrasound horn and reactor technology1 for ultrasound upgrading of crude oil and crude oil fractions. In return, ISM will receive license fees, consulting fees, warrants to purchase 50,000 shares of SulphCo® common stock and, should the Company exercise its option to extend the agreement, a grant of 50,000 restricted shares of SulphCo® common stock. The ISM probe design embodies state of the art technology, a unique combination of prodigious power output and high energy efficiency.

"We are pleased to welcome ISM as an important member of the SulphCo® team and are excited about their cutting edge technology.” said Dr. Larry Ryan, CEO of SulphCo®. ISM is a U.S. based company formed in 2006 to commercialize its patented high-power ultrasonics technology, which was developed by the company's founders during several decades of research in Russia. The company specializes in very high capacity industrial ultrasonic reactor systems, which incorporate powerful ultrasonic horns capable of simultaneously providing high output vibration amplitudes and large output diameters.  “This unique combination of features,” said ISM President Alexey Peshkovsky, “is ideally suited to SulphCo's® Sonocracking™ process, which requires high ultrasonic vibration amplitudes to efficiently alter the molecular structure of the crude oil and crude oil fractions and large output diameters to maximize productivity.”

1  patent pending

Several experimental prototypes of the ISM probe design were manufactured for SulphCo® by MWH in Germany. In a head to head laboratory comparison, the ISM probe generated more than three times the amplitude in horn surface movement than the SulphCo® Series II probe design and, as reported earlier, in successive test runs in Fujairah on a medium crude (32.9 API, 1.6% sulphur by content) the new ISM experimental probe achieved a reduction in sulphur by content more than two and one half times greater than that produced by the SulphCo® Series II probe.

“While these preliminary results are encouraging, bear in mind that the ISM probes are first generation prototypes and further work will be required to develop the kind of consistent performance necessary for commercial applications,” said Dr Ryan. “But we are very pleased with the initial results and believe this technology is a perfect fit for our Sonocracking™ technology. By the same token, we will continue to utilize and refine the SulphCo® Series II probe design in parallel, as that design has also produced significant API shifts and sulphur reduction in initial testing in Fujairah.”

In another development, before the resumption of testing in Europe, the ISM probe was upgraded to incorporate a SulphCo® engineered modification allowing real time feedback measuring the energy released from the probe surface into the reaction chamber, a feature not present in earlier probe designs. “This is an invaluable tool in our ongoing efforts to optimize this process”, noted Dr. Ryan. “Real time feedback will allow us to “tune” the ultrasound probe characteristics for a given crude oil by constantly adjusting power and frequency to maintain uniform energy output into the reactor chamber.”

The Company also announced the successful startup of its earlier generation 2,000 BPD Sonocracking™ unit in South Korea. After installing an “off the shelf” temporary probe purchased from an outside vendor, initial test runs were conducted on truckload quantities of crude oil which produced API shifts consistent with the reduced power profile of the probe. Further testing will resume after the unit is modified to accept the new ISM design probe.

SulphCo® also announced that the regular quarterly investor conference call will take place on Wednesday November 28th, at 4:30PM (EDT), hosted by Chief Executive Officer, Dr. Larry D. Ryan, President, Brian J. Savino and Vice President and Chief Financial Officer, Stanley W. Farmer. The content of the call will include a 15-20 minute review of the Company’s activities over the past several months, including updates on ongoing projects in Fujairah, Europe and South Korea, as well as updates of commercial activities and the Company’s financials. The line will then be open for questions for approximately 20 minutes.

The call can be accessed in the U.S. by dialing 877-407-0778 and outside of the U.S. by dialing 201-689-8565. A teleconference replay of the call will be available through January 28, 2008, beginning approximately 1 hour after the conference call ends, by dialing 877-660-6853 in the U.S., or 201-612-7415 from outside of the U.S. To access the replay, the account number is 286 and the conference ID number is 262917.

Listen to the live webcast here by visiting http://www.vcall.com/IC/CEPage.asp?ID=123293 . The webcast replay is also available until January 28, 2008.

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.